Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS Global/International Fund, Inc. of our report dated February 21, 2019, relating to the financial statements and financial highlights, which appears in DWS RREEF Global Infrastructure Fund’s Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 23, 2020